Contact: Tom Ringo VP & CFO 360.697.6626 Fax 360.697.1156
NEWS RELEASE
FOR IMMEDIATE RELEASE	Nasdaq:POPEZ

July 24, 2002

POPE RESOURCES REPORTS SECOND QUARTER INCOME OF $1.6 MILLION AND ADDITIONAL ACCRUAL OF ENVIRONMENTAL REMEDIATION COSTS

Pope Resources (Nasdaq:POPEZ) reported net income of $1.6 million, or 35 cents per diluted ownership unit, on revenues of $9.9 million for the quarter ended June 30, 2002. This compares to net income of $624,000, or 14 cents per diluted ownership unit, on revenues of $15.3 million, for the same period in 2001. The current quarter's results include three non-recurring items: a charge of $730,000, or 16 cents per diluted ownership unit, to adjust a previously established reserve for environmental remediation costs at Port Gamble, Washington; a charge of $165,000, or four cents per diluted ownership unit, for home warranty liabilities in Port Ludlow, Washington; and an income tax benefit of $510,000, or 11 cents per diluted ownership unit, resulting from the extinguishment of inter-company debt used to fund historic operating losses at our Canadian subsidiary. Excluding these non-recurring items, income for the current quarter was $1.9 million, or 43 cents per diluted ownership unit. Earnings before interest, taxes, depreciation, depletion, and amortization (EBITDDA) were $3.1 million for the current and prior year second quarter.

Net income for the six months ending June 30, 2002, totaled $1.6 million, or 35 cents per diluted ownership unit, on revenues of $15.8 million. Again, this is after the three aforementioned non-recurring items during the second quarter: a charge of $730,000, or 16 cents per diluted ownership unit, associated with estimated Port Gamble environmental remediation costs; a charge of $165,000, or four cents per diluted ownership unit, for home warranty liabilities in Port Ludlow, Washington; and an income tax benefit of $510,000, or 11 cents per diluted ownership unit, associated with the extinguishment of inter-company debt. Income excluding these non-recurring items was $2.0 million, or 43 cents per diluted ownership unit, for the six months ended June 30, 2002. Net income for the corresponding period in 2001 totaled $207,000, or five cents per diluted ownership unit, on revenues of $26.1 million. The 2001 results included a $1.3 million asset impairment charge associated with the Port Ludlow resort assets sold in August of 2001. Income excluding this non-recurring charge was $1.5 million, or 32 cents per diluted ownership unit, for the comparable period in 2001.

"Our 2002 results to date reflect the impact of the strategic changes implemented over the past year," said David L. Nunes, President and CEO. "With the acquisition of the Columbia tree farm, the sale of the Port Ludlow resort assets, and substantial overhead cost reductions, we have emerged with a simpler business model that we think will be more efficient. As a result, while our revenues have declined, our income from operations and our operating profit margin have increased substantially, even when taking into account the impact of non-recurring charges to income. Notwithstanding soft export log market conditions during the second quarter, an increase in the Port Gamble environmental reserve, and continued weakness in our Canadian forestry consulting operations, we are making solid progress in improving our operations. Across all operations we are focused on rationalizing our cost structure to insure that we engage only in those activities that add value and maximize the return on each tree harvested."

Fee Timber

Operating income from Fee Timber operations totaled $3.4 million in the second quarter of 2002 versus $2.5 million in the second quarter of last year. Harvest volume of 14.6 million board feet (MMBF) was up 3.5 MMBF, or 32% higher compared with the harvest volume in the same quarter a year ago. The Partnership's weighted average log price of $491 per thousand board feet (MBF) for the second quarter of 2002 was down $12/MBF or 2% from the second quarter of 2001, and also down $8/MBF or 2% from the first quarter of 2002. The market for export logs was particularly weak during the second quarter, with prices declining 12% from the second quarter of 2001 and 4% from the first quarter of 2002. Harvest volumes were deliberately shifted away from this market and into the domestic market, which experienced only modest price declines relative to last year and the first quarter of 2002. EBITDDA from Fee Timber operations in the second quarter of 2002 totaled $4.4 million compared to $3.5 million in the same period last year.

For the first six months of 2002, operating income was $5.0 million compared to $5.3 million for the first six months of 2001. Harvest volume of 21.7 MMBF for the first six months of 2002 was up 2.4 MMBF, or 12% higher compared with the harvest level in the same period a year ago. The Partnership's weighted average log price of $494/MBF for the first half of 2002 was down $16/MBF or 3% from the comparable period in 2001. EBITDDA from Fee Timber operations in the first half of 2002 totaled $6.6 million compared to $6.5 million in the same period last year. For the balance of 2002 the Partnership expects to harvest approximately 23 MMBF for a total annual harvest of 45 MMBF. This annual harvest level of 45 MMBF is expected to be sustainable for the foreseeable future.

Timberland Management and Consulting

This segment generated operating income of $422,000 and $514,000 for the second quarter and first half of 2002, respectively. Results were weaker than expected largely as a result of poor performance in the Partnership's Canadian forestry consulting practice, which has suffered as a result of the impact to its customers stemming from the protracted softwood lumber dispute between the U.S. and Canada. For the second quarter and first half of 2001, this segment generated operating income of $761,000 and $1.4 million, respectively. Operating income in 2002 was lower than in 2001 as a result of reduced timberland management fees. In the middle of 2001, the Partnership renegotiated the timberland management fee for one of its major customers so that the regular monthly fee is greatly reduced while fee opportunities from disposition services for this same client are significantly enhanced. This disposition work produced earnings in the first half of 2002 of $308,000 to partially mitigate the impact of lower management fees. EBITDDA for the Timberland Management and Consulting segment was $623,000 for the first half of 2002 compared to $1.5 million for the same period in 2001.

Real Estate

The Real Estate segment recorded operating losses of $1.0 million and $1.1 million for the second quarter and first half of 2002, respectively. These results were dominated by two accruals totaling $895,000 for environmental cleanup in Port Gamble ($730,000) and home warranty liabilities in Port Ludlow ($165,000). Before these charges, the Real Estate segment produced operating losses of $65,000 in the current quarter and $233,000 for the first half of 2002. This compares to segment losses of $170,000 and $912,000 in the second quarter and first half of 2001, respectively (excluding a $1.3 million asset impairment charge in the second quarter of 2001). Losses from Port Ludlow operations that were subsequently sold in August 2001 were approximately $49,000 in the second quarter of 2001. For the second half of 2002, the Partnership expects additional operating losses of approximately $500,000 in this segment. Enhanced revenue opportunities from sales of real estate properties are still expected to be several years away.

General and Administrative

General and administrative costs declined by 18% to $975,000 from the second quarter of 2001 as the Partnership reaped the benefits of overhead cost reductions put in place during the past year. While general and administrative costs increased in the second quarter of 2002 by $122,000 compared to the first quarter of this year, year-to-date costs of $1.8 million are 30% below the comparable level in 2001. For the full year, the Partnership expects to maintain this 30% lower level of general and administrative spending compared to 2001.

Capital expenditures for the first half of both 2002 and 2001 were $1.1 million (excluding the $54.5 million acquisition from Plum Creek). Capital expenditures for fiscal 2002 are expected to total nearly $2.0 million. The Partnership's debt to total capitalization ratio was 48 percent as of June 30, 2002, down from 56 percent at the end of the second quarter of 2001 and 49 percent as of March 31, 2002.

[Note: This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances these variations may be material and adverse.

Some of the factors that may cause actual operating results and financial condition to fall short of expectations are set forth in that part of our Form 10-K filing entitled "Risks and Uncertainties." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in other filings with the Securities and Exchange Commission, environmental and land use regulations that limit our ability to harvest timber and develop property, and economic conditions that affect consumer demand for our products and the prices we receive for them.]

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 600,000 acres of timberland and development property in Washington, Oregon, California, and British Columbia. In addition, it provides forestry consulting and timberland investment management services to third-party owners and managers of timberland. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in $000's)

	Three months ended June 30,		Six months ended June 30,
	2002	2001	2002	2001
Revenues	9,935	15,332	15,772	26,137
Costs and expenses:
Cost of sales	(3,789)	(6,778)	(5,515)	(9,747)
Operating expenses	(4,294)	(6,656)	(7,667)	(14,430)
Interest, net	(682)	(1,123)	(1,424)	(1,276)
Minority interest	(32)	(121)	(32)	(225)
Total	(8,797)	(14,678)	(14,638)	(25,678)
Income before income taxes	1,138	654	1,134	459
Income tax provision	425	(30)	441	(252)
Net income/(loss)	1,563	624	1,575	207
Average units outstanding—Basic (000's)	4,518	4,528	4,518	4,528
Average units outstanding—Diluted (000's)	4,530	4,528	4,530	4,528
Basic net income (loss) per unit	$0.35	$0.14	$0.35	$0.05
Diluted net income (loss) per unit	$0.35	$0.14	$0.35	$0.05

CONSOLIDATED BALANCE SHEETS
(all amounts in $000's)

	June 30,
	2002	2001
Assets:
Cash and short-term investments	3,709	777
Assets held for sale		16,295
Other current assets	3,062	5,208
Properties and equipment	74,291	80,002
Other assets	3,761	1,802
Total	84,823	104,084
Liabilities and partners' capital:
Current liabilities	4,994	15,653
Long-term debt, excluding current portion	37,579	46,994
Total liabilities	42,573	62,647
Partners' capital	42,250	41,437
Total	84,823	104,084

SEGMENT INFORMATION
(all amounts in $000's)

	Three months ended June 30,		Six months ended June 30,
	2002	2001	2002	2001
Revenues:
Fee Timber	7,350	5,858	11,324	10,452
Timberland Management & Consulting (TM&C)	1,922	2,856	3,542	5,750
Real Estate	663	6,618	906	9,935
Total	9,935	15,332	15,772	26,137
EBITDDA:
Fee Timber	4,433	3,509	6,629	6,544
TM&C	473	822	623	1,548
Real Estate	(946)	(7)	(1,099)	(1,751)
General & administrative	(900)	(1,195)	(1,633)	(2,592)
Total	3,060	3,129	4,520	3,749
Depreciation, depletion and amortization:
Fee Timber	1,068	1,009	1,597	1,243
TM&C	51	61	109	121
Real Estate	14	163	29	411
General & administrative	107	119	227	239
Total	1,240	1,352	1,962	2,014
Operating income:
Fee Timber	3,365	2,500	5,032	5,301
TM&C	422	761	514	1,427
Real Estate	(960)	(170)	(1,128)	(912)
Asset impairment				(1,250)
General & administrative	(975)	(1,193)	(1,828)	(2,606)
Total	1,852	1,898	2,590	1,960

SELECTED STATISTICS

	Three months ended		Six months ended
	30-Jun-02	30-Jun-01	30-Jun-02	30-Jun-01
Log sale volumes (thousand board feet):
Export conifer	1,406	2,585	2,672	4,716
Domestic conifer	10,960	6,141	15,442	10,532
Pulp conifer	1,904	1,895	2,845	3,485
Hardwoods	329	439	778	648

Total	14,599	11,060	21,737	19,381

Average price realizations (per thousand board feet):
Export conifer	531	603	541	628
Domestic conifer	544	550	547	553
Pulp conifer	164	208	167	214
Hardwoods	459	528	467	557
Overall	491	503	494	510
Owned acres	112,200	116,000	112,200	116,000
Acres under management	455,553	570,995	455,553	570,995
Capital expenditures ($000's)	729	390	1,142	1,101	(A)
Depletion ($000's)	1,040	983	1,546	1,208
Depreciation ($000's)	200	369	416	806
Debt to total capitalization	48%	56%	48%	56%

(A)
Excludes acquisition cost of Columbia Tree Farm ($54.5 million) from 1st Six Months 2001 amounts of cap ex.

QUARTER TO QUARTER COMPARISONS
(Amounts in $000's except per unit data)

	Q2 2002 vs. Q2 2001		Q2 2002 vs. Q1 2002
	Total	Per Unit	Total	Per Unit
Income (loss):
2nd Quarter 2002	1,563	0.35	1,563	0.35
1st Quarter 2002			12	0.00
2nd Quarter 2001	624	0.14
Variance	939	0.21	1,551	0.34
Detail of earnings variance:
Fee Timber
Log price realizations (B)	(133)	(0.03)	(57)	(0.01)
Log volumes (C)	1,167	0.26	2,455	0.54
Timberland sale income	39	0.01	3	0.00
Depletion	(57)	(0.01)	(534)	(0.12)
Other Fee Timber	(151)	(0.03)	(169)	(0.04)
Timberland Management & Consulting
Management fee changes	(584)	(0.13)	(2)	(0.00)
Other Timberland Mgmnt & Consulting	245	0.05	332	0.07
Real Estate
Operating results from sold RE op's	37	0.01	(99)	(0.02)
Environmental remediation reserve	(730)	(0.16)	(730)	(0.16)
Other Real Estate	(97)	(0.02)	37	0.01
General & administrative costs	218	0.05	(122)	(0.03)
Interest expense	378	0.08	43	0.01
Other (taxes, minority int., interest inc.)	607	0.13	394	0.09

Total change in earnings	939	0.21	1,551	0.34

(B)
Price variance allocated based on changes in price using the lower period volume.

(C)
Volume variance allocated based on change in sales volume and the average log sales price for higher margin less variance in log production costs.